American Balanced Fund, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

For period ending 12/31/09
File number 811-00066

77C.           The Board of Directors of American Balanced Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for American Balanced Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Mary Jane Elmore	1,964,659,498	48,475,316
Robert A. Fox	1,964,168,315	48,966,499
Gregory D. Johnson	1,964,567,201	48,567,613
Leonade D. Jones	1,964,258,021	48,876,793
William D. Jones	1,964,368,815	48,765,999
John M. Lillie	1,964,389,132	48,745,682
John G. McDonald	1,964,094,943	49,039,871
Robert G. O'Donnell	1,964,469,712	48,665,102
James J. Postl	1,964,622,315	48,512,499
Isaac Stein	1,964,439,174	48,695,640

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
1,599,146,299	46,478,503	367,510,012

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	1,604,233,559	42,257,461	366,643,794
3b.	1,604,004,182	41,474,579	367,656,053
3c.	1,597,180,984	47,713,181	368,240,649
3d.	1,593,912,404	51,849,370	367,373,040
3e.	1,600,254,346	45,079,537	367,800,931
3f.	1,598,425,786	47,029,922	367,679,106
3g.	1,590,912,167	52,059,550	370,163,097

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
1,589,105,633	55,264,158	368,765,023

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
1,594,363,721	48,109,104	370,661,989

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
1,588,853,411	53,998,318	370,283,085

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
164,954,897	1,448,271,792	78,859,955

*Includes broker non-votes.